UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    June 12, 2014

THE FRESH MARKET, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-34940 (Commission File Number)	56-1311233 (IRS Employer Identification No.)

628 Green Valley Road, Suite 500, Greensboro, NC 27408
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (336) 272-1338

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On June 12, 2014, The Fresh Market, Inc. (the “Company”), as borrower, entered into an unsecured revolving credit agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, and the several lenders party thereto (the “2014 Credit Agreement”). The 2014 Credit Agreement refinanced and replaced the Company’s senior unsecured revolving credit facility under that certain Credit Agreement dated February 22, 2011, by and among the Company, as borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, and the several lenders party thereto (the “2011 Credit Agreement”). The 2011 Credit Agreement was terminated effective June 12, 2014.

The 2014 Credit Agreement matures June 12, 2019 and is available to provide support for working capital, capital expenditures and other general corporate purposes, including permitted acquisitions and issuance of letters of credit. While the Company currently has no material domestic subsidiaries, other entities will guarantee the Company’s obligations under the 2014 Credit Agreement if and when they become material domestic subsidiaries of the Company during the term of the 2014 Credit Agreement.

The 2014 Credit Agreement provides for total borrowings of up to $175 million. Under the terms of the revolving credit facility, the Company is entitled to request an increase in the size of the facility by an amount not exceeding $100 million in the aggregate. If the existing lenders elect not to provide the full amount of a requested increase, or in lieu of accepting offers from existing lenders to increase their commitments, the Company may designate one or more other lender(s) to become a party to the 2014 Credit Agreement, subject to the approval of the Administrative Agent. The 2014 Credit Agreement includes a letter of credit sublimit of $60 million and a swing line sublimit of $15 million.

At the Company’s option, revolving loans under the 2014 Credit Agreement bear interest at (i) the London Interbank Offered Rate plus an applicable margin that ranges from 0.90% to 2.00%, (ii) the Eurodollar rate plus an applicable margin that ranges from 0.90% to 2.00%, or (iii) the base rate plus an applicable margin that ranges from 0% to 1.00%, where the base rate is defined as the greater of: (a) the federal funds rate plus 0.50%, (b) Bank of America’s prime rate, and (c) the Eurodollar rate plus 1.00%. The commitment fee calculated on unused portions of the credit facility ranges from 0.125% to 0.250% per annum. The “applicable margins” described above are determined by a schedule based on the Company’s ratio of (a) Adjusted Funded Debt (as defined in the 2014 Credit Agreement) minus certain cash and cash equivalents in excess of $5,000,000 as of the end of each fiscal quarter to (b) Consolidated EBITDAR (as defined in the 2014 Credit Agreement) for the period consisting of the four fiscal quarters then ending.

The 2014 Credit Agreement contains a number of affirmative and restrictive covenants, including limitations on the Company’s ability to grant liens, incur additional debt, pay dividends, redeem its common stock, make certain investments and engage in certain merger, consolidation or asset sale transactions.

In addition, the 2014 Credit Agreement provides that the Company is required to maintain (i) a consolidated maximum leverage ratio as of the end of any fiscal quarter of not more than 4.25 to 1.00, based upon the ratio of (a) Adjusted Funded Debt (as defined in the 2014 Credit Agreement) minus certain cash and cash equivalents in excess of $5,000,000 as of the end of each fiscal quarter to (b) Consolidated EBITDAR (as defined in the 2014 Credit Agreement) for the period consisting of the four fiscal quarters then ending, and (ii) a consolidated fixed charge coverage ratio as of the end of each fiscal quarter of not less than 1.70 to 1.00, based upon the ratio of (a) Consolidated EBITDAR (as defined in the 2014 Credit Agreement) less cash taxes paid and dividends and other distributions made in respect of capital stock, in each case, over the period consisting of the four fiscal quarters then ending to (b) the sum of interest expense, lease expense, rent expense and scheduled principal payments on Funded Debt (as defined in the 2014 Credit Agreement), in each case, over the period consisting of the four fiscal quarters then ending.

The 2014 Credit Agreement contains customary events of default. If an Event of Default (as defined in the 2014 Credit Agreement) occurs and is continuing, on the terms and subject to the conditions set forth in the 2014 Credit Agreement, amounts outstanding under the 2014 Credit Agreement may be accelerated and may become or be declared immediately due and payable.

Certain of the lenders and their respective affiliates have from time to time in the past provided financial advisory and investment banking services to the Company and its subsidiaries for which they have received customary fees.

The foregoing summary of certain terms of the 2014 Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Item 1.02.    Termination of a Material Definitive Agreement.

The information included in Item 1.01 above is incorporated by reference into this Item 1.02. The 2014 Credit Agreement described in Item 1.01 above refinanced and terminated the Company’s senior unsecured revolving credit facility under the 2011 Credit Agreement. The terms and conditions of the 2011 Credit Agreement are substantially similar to the terms of the 2014 Credit Agreement described in Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FRESH MARKET, INC.

Dated: June 18, 2014	By:	/s/ Jeffrey C. Ackerman
Name: Jeffrey C. Ackerman
Title: Executive Vice President and
Chief Financial Officer